FOR IMMEDIATE RELEASE

TORRENT PROVIDES UPDATE ON PRODUCTION TESTING OPERATIONS AT PILOT PROJECTS

Seattle, Washington – June 12, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) announces the following developments from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”) regarding its coalbed natural gas pilot production operations in Coos County, Oregon.

Last week Halliburton perforation services were on- site at the Beaver Hill pilot project to perforate additional coal pay sections in Beaver Hill #3 and #5 wells. These wells were originally perforated over a 4 foot interval in the “D” coal seam in each well and stimulated with nitrogen (N2). This represented only 25% of the total coal pay section available in the “D” seam. Production testing from these two wells, prior to re-perforating, supports the presence of near- wellbore permeability and gas productivity from the “D” coal. As part of our ongoing research into determining the optimal completion technology to employ in future drilling programs, Methane is planning to re-stimulate these two wells with a water-based proppant. To facilitate this operation, it was necessary to first perforate the total “D” coal in both wells. We have noted an increase in the rate of casing pressure build-up which suggests the perforation operation successfully accessed larger coal pay intervals.

Production equipment for Beaver Hill #2, #3 and #5 including downhole pumps, pumping rods, hydraulic pump jacks and prime movers have started to arrive on location and should be completely delivered by the end of this week. On June 15, 2006, the Roll’n #35 service rig should commence the installation of the pumping equipment on these three wells with pumping and production operations commencing in subsequent weeks.

The Radio Hill # 1 well has now been producing continuously since April 28, 2006, and production rates have increased steadily over this period with corresponding increases in flowing casing pressure. Production rates have been determined in the field utilizing standard flow prover equipment. Continuously digital pressure recording equipment should be installed on both the Radio Hill and Beaver Hill producing wells to provide verifiable pressure data to support ongoing flow prover calculations. We hope to publicly release production rates from Radio Hill #1 in late July. All production will continue to be flared in the short term.

A $14 million capital budget has been approved for a 10 to 15 well program in Coos County expected to commence in August of this year. A significant number of potential locations have been identified as future drilling prospects and we are now assembling an inventory of locations which we hope to survey and evaluate for environmental considerations and clear for title before being turned over to drilling operations. A total of 8 locations have been spotted and surveys will be completed by the end of this week. Drilling permit applications are intended to be filed as locations are approved internally.

Torrent President and Chief Executive Officer, John Carlson, states “We continue to make progress on a number of fronts and in the coming weeks we intend to add three more wells to full-time production testing. Based upon the initial testing at Beaver Hill we are anticipating similar or better rates than we currently see at Radio Hill #1. We are also moving forward on our operational plan related to this summer’s drilling program which will test both the Upper and Lower Coaledo coals in locations that will be at shallower drilling depths and in closer proximity to the Coos County pipeline system. Our corporate goal is to establish gas sales and generate production revenues this fiscal year“.

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments.

For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications

info@torrentenergy.com

1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that for the Beaver Hill #3 and #5 wells, an increase in the rate of casing pressure build-up suggests the perforation operation successfully accessed larger coal pay intervals, that on June 15, 2006, the Roll’n #35 service rig should commence the installation of the pumping equipment on these three Beaver wells with pumping and production operations commencing in subsequent weeks, that continuously digital pressure recording equipment should be installed on both the Radio Hill and Beaver Hill producing wells to provide verifiable pressure data to support ongoing flow prover calculations, that we hope to publicly release production rates from Radio Hill #1 in late July, that in the coming weeks we will add three more wells to full-time production testing, that based upon the initial testing at Beaver Hill we are anticipating similar or better rates than we currently see at Radio Hill, that this summer’s drilling program will test both the Upper and Lower Coaledo coals in locations that will be at shallower drilling depths and in closer proximity to the Coos County pipeline system, and that we may establish gas sales and generate production revenues this fiscal year. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in drilling, spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.